Exhibit 10.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

        AMENDMENT No. 1, dated as of April 2, 2007 (this “Amendment”), to the Merger Agreement (as defined below), by and among National Home Health Care Corp., a Delaware corporation (the “Company”), AG Home Health Acquisition Corp., a Delaware corporation (“Acquisition Corp.”), and AG Home Health LLC, a Delaware limited liability company (“Parent”).

WHEREAS, the Company, Acquisition Corp. and the Parent have entered into the Agreement and Plan of Merger, dated as of November 28, 2006 (the “Merger Agreement”), whereby Acquisition Corp. shall be merged with and into the Company and the separate corporate existence of Acquisition Corp. shall cease, and the Company shall continue as the surviving corporation of such merger.

WHEREAS, in accordance with Section 8.03 of the Merger Agreement, the Company, Acquisition Corp. and the Parent desire to amend (i) Section 7.03 of the Merger Agreement and (ii) Section 8.01 of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein and in the Merger Agreement, and intending to be legally bound, the Company, Acquisition Corp. and the Parent hereby agree as follows:

ARTICLE I

AMENDMENT

    Section 1.01.        Amendments.

    (a)        In clause (ii) of Section 7.03(b) of the Merger Agreement, the clause “five (5) Business Days” is hereby deleted and replaced, in each instance, with the following clause: “ten (10) Business Days”.

    (b)        In Section 8.01(b) of the Merger Agreement, the first sentence thereof is hereby deleted in its entirety and replaced with the following:

“If this Agreement is terminated pursuant to Section 7.03(b) or 7.04(b), then immediately following such termination, the Company shall pay Parent and Acquisition Corp. the Company Break Up Fee (as defined below). If this Agreement is terminated as a result of an intentional breach by the Company of any of its covenants or other agreements hereunder, then immediately following such termination, the Company shall pay Parent and Acquisition Corp. the Company Break Up Fee (as defined below) plus the lesser of (x) the aggregate amount of Parent’s and Acquisition Corp.‘s Expenses and (y) $1,250,000.”

ARTICLE II

MISCELLANEOUS

        Section 2.01. Capitalized Terms. Capitalized terms used herein but not defined herein have the meanings given to such terms in the Merger Agreement.

        Section 2.02. No Other Amendments. Except as set forth herein, the Merger Agreement remains in full force and effect in accordance with its terms.

        Section 2.03. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        Section 2.04. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile or by electronic mail in “portable document format”.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

NATIONAL HOME HEALTH CARE CORP.

By: Name: Title:	/s/ Steven Fialkow STEVEN FIALKOW President

AG HOME HEALTH ACQUISITION CORP.

By: Name: Title:	/s/ Min Kim MIN KIM Treasurer

AG HOME HEALTH LLC

By: Name: Title:	/s/ Joseph Wekselblatt JOSEPH WEKSELBLATT Manager

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